                                                            Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement on Form S-3 (No. 333-179098) of ExlService Holdings, Inc.; and
(2) Registration Statements on Form S-8 (Nos. 333-139211; 333-157076; 333-206022; and 333-226527) of ExlService Holdings, Inc.
of our report dated February 27, 2018, except for Note 27, as to which the date is February 28, 2019, with respect to the consolidated balance sheet of ExlService Holdings, Inc. as of December 31, 2017, and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the two years in the period ended December 31, 2017, included in this Annual Report (Form 10-K) of ExlService Holdings, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

New York, New York
February 28, 2019